Exhibit 10.1

SECOND AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

July 28, 2025

THIS SECOND AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Amendment”) is entered into as of the date first written above among INNOVATUS LIFE SCIENCES LENDING FUND I, LP, a Delaware limited partnership (“Innovatus”), as collateral agent (in such capacity, together with its successors and assigns in such capacity, “Collateral Agent”), the Lenders listed on Schedule 1.1 to the Loan Agreement (as defined below) or otherwise party thereto from time to time (each a “Lender” and collectively, the “Lenders”), including but not limited to Innovatus, in its capacity as a Lender, and OXFORD FINANCE LLC, a Delaware limited liability company (“Oxford”), and CELCUITY INC., a Delaware corporation (“Borrower”).

A. Collateral Agent, Borrower and Lenders have entered into that certain Amended and Restated Loan and Security Agreement dated as of May 30, 2024, as amended by that certain First Amendment to Amended and Restated Loan and Security Agreement dated as of May 13, 2025 (as further amended, supplemented or otherwise modified from time to time, the “Loan Agreement”) pursuant to which Lenders have provided to Borrower certain loans in accordance with the terms and conditions thereof;

B. Borrower has requested that Collateral Agent and Required Lenders modify certain provisions of the Loan Agreement; and

C. Collateral Agent and Required Lenders have agreed to amend certain provisions of the Loan Agreement, subject to, and in accordance with, the terms and conditions set forth herein, and in reliance upon the representations and warranties set forth herein.

Agreement

NOW, THEREFORE, in consideration of the promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Borrower, Collateral Agent and Required Lenders hereby agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2. Amendments to Loan Agreement.

2.1 Section 1.1 (Accounting and Other Terms). Section 1.1 of the Loan Agreement is hereby amended by inserting the following sentence to the end of such section: “For the avoidance of doubt, and without limitation of the foregoing, Permitted Convertible Indebtedness shall at all times be valued at the full stated principal amount thereof.”

2.2 Section 2.4 (Second Amendment Fee). Subsection 2.4(f) of the Loan Agreement is hereby amended by deleting the “and” at the end of such subsection and Subsection 2.4(g) of the Loan Agreement is hereby amended by deleting “(the “First Amendment Fee”)” from the second line and replacing the period at the end of such subsection with “; and”. Section 2.4 of the Loan Agreement is hereby amended by adding a new Subsection 2.4(h) to the end of such section as follows:

“(h) Second Amendment Fee. A fully earned, non-refundable amendment fee in an aggregate amount of Twenty-Five Thousand Dollars ($25,000.00) to be paid to Oxford (notwithstanding the Section 2.4 lead-in regarding fees to be paid to Collateral Agent) and due and payable on the Second Amendment Effective Date.”

2.3 Section 2.7 (Conversion to Equity). The first paragraph of Section 2.7 of the Loan Agreement is hereby amended and restated as follows:

“2.7 Conversion to Equity. Innovatus shall have the right at its election, but not the obligation, until May 9, 2026, to convert up to twenty percent (20.00%) of the outstanding principal amount of the Term A Loan into shares of Common Stock of Borrower at a price per share of Ten Dollars ($10.00), which price shall be subject to appropriate adjustment for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after August 9, 2022. Such shares shall be referred to herein as “Borrower Equity”.”

2.4 Section 7.2 (Changes in Business, Management, Ownership or Business Locations). Section 7.2(c)(ii) of the Loan Agreement is hereby amended and restated as follows:

“or (ii) enter into any transaction or series of related transactions (A) in which the stockholders of Borrower who were not stockholders immediately prior to the first such transaction own more than 50% of the voting stock of Borrower immediately after giving effect to such transaction or related series of such transactions, (B) in which Borrower ceases to own 100% of the ownership interests of a Subsidiary of Borrower (except pursuant to any Transfer permitted by Section 7.1 or liquidation or dissolution permitted by clause (b) of this Section 7.2, or (C) that is a change of control or other fundamental change (howsoever defined) under the indenture and any other agreement governing any Permitted Convertible Indebtedness.”

2.5 Section 7.7 (Restricted Payments). Section 7.7 of the Loan Agreement is hereby amended by inserting the following sentence to the end of such section: “Notwithstanding the foregoing, and for the avoidance of doubt, this Section 7.7 shall not prohibit (a) conversions of Permitted Convertible Indebtedness so long as such conversions are settled solely in stock (together with cash in lieu of the issuance of any fractional share of stock) and required cash payments of interest on a non-accelerated basis with respect to any Permitted Convertible Indebtedness, in each case, in accordance with the terms of the indenture and any other agreement governing such Permitted Convertible Indebtedness or (b) any Permitted Capped Call Transaction.”

2.6 Section 7.14 (Permitted Convertible Indebtedness). The Loan Agreement is hereby amended by inserting the following new Section 7.14:

“7.14 Permitted Convertible Indebtedness. Until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash and the Lenders’ obligation to extend Term Loans has terminated, (a) exercise any redemption right with respect to any Permitted Convertible Indebtedness unless any conversions of Permitted Convertible Indebtedness in connection with such redemption are settled solely in stock (together with cash in lieu of the issuance of any fractional shares of stock), or (b) make any cash payment with respect to any Permitted Convertible Indebtedness with the exception of (i) semi-annual interest payments of up to four and one half of one percent (4.5%) per annum and (ii) cash in lieu of the issuance of any fractional shares of stock in connection with any permitted conversions or redemptions of Permitted Convertible Indebtedness.”

2.7 Section 8.6 (Events of Default – Other Agreements). Section 8.6 of the Loan Agreement is hereby amended and restated as follows:

“8.6 Other Agreements. There is (a) a default in any agreement to which Borrower or any of its Subsidiaries is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) or that could reasonably be expected to have a Material Adverse Change; (b) a default under a Material Agreement that permits the counterparty thereto to accelerate the payments owed thereunder; or (c) an “Event of Default” (as defined in any indenture or other agreement governing any Permitted Convertible Indebtedness) resulting in a right to accelerate such Indebtedness.”

2.8 Section 10 (Notices). The notice address for DLA Piper LLP (US) and for counsel to Borrower in Section 10 of the Loan Agreement is hereby amended and restated as follows:

DLA Piper LLP (US)

4365 Executive Drive, Suite 1800

San Diego, CA 92121

Attn: Matt Schwartz

Fax: (858) 638-5134

Email: matt.schwartz@us.dlapiper.com

and

DLA Piper LLP (US)

500 8th Street, NW

Washington, DC 20004

Attn: Eric Eisenberg

Fax: (202) 799-5211

Email: eric.eisenberg@us.dlapiper.com

Counsel for Borrower:

Faegre Drinker Biddle & Reath LLP

90 South Seventh Street, Suite 2200

Minneapolis, MN 55402

Attn: Nicole Leimer

Fax: (612) 766-1600

Email: Nicole.leimer@faegredrinker.com

2.9 Section 13 (Definitions). The following defined terms in Section 13 of the Loan Agreement are hereby amended and restated as follows:

“Permitted Indebtedness” is:

(a) Borrower’s Indebtedness to the Lenders and Collateral Agent under this Agreement and the other Loan Documents;

(b) Indebtedness existing on the Effective Date and disclosed on the Perfection Certificate(s);

(c) Subordinated Debt;

(d) unsecured Indebtedness to trade creditors and Indebtedness in connection with credit cards incurred in the ordinary course of business;

(e) Indebtedness consisting of capitalized lease obligations and purchase money Indebtedness, in each case incurred by Borrower or any of its Subsidiaries to finance the acquisition, repair, improvement or construction of fixed or capital assets of such Person, provided that (i) the aggregate outstanding principal amount of all such Indebtedness does not exceed Two Hundred Fifty Thousand Dollars ($250,000.00) at any time and (ii) the principal amount of such Indebtedness does not exceed the cost of the property so acquired or built or of such repairs or improvements financed with such Indebtedness (each measured at the time of such acquisition, repair, improvement or construction is made);

(f) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of Borrower’s business;

(g) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (e) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose materially more burdensome terms upon Borrower, or its Subsidiary, as the case may be;

(h) Indebtedness consisting of letters of credit, provided that the aggregate outstanding principal amount of all such Indebtedness does not exceed Two Hundred and Fifty Thousand Dollars ($250,000.00) at any time;

(i) Indebtedness owed to current and former directors, officers and employees pursuant to deferred compensation, severance and retirement plans and similar obligations in the ordinary course of business; provided, however, the aggregate amount of such Indebtedness shall not exceed Five Hundred Thousand Dollars ($500,000.00) at any time;

(j) Indebtedness constituting Permitted Investments described in clause (i) of the definition of Permitted Investments; and

(k) Permitted Convertible Indebtedness.

“Permitted Investments” are:

(a) Investments disclosed on the Perfection Certificate(s) and existing on the Effective Date;

(b) Investments consisting of cash and Cash Equivalents, and (ii) any Investments permitted by Borrower’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved in writing by Collateral Agent;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(d) Investments consisting of Deposit Accounts in which Collateral Agent has a perfected security interest;

(e) Investments in connection with Transfers permitted by Section 7.1;

(f) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s board of directors, not to exceed One Hundred Fifty Thousand Dollars ($150,000.00) in the aggregate for (i) and (ii) in any fiscal year;

(g) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(h) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (h) shall not apply to Investments of Borrower in any Subsidiary;

(i) Investments in Subsidiaries, not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00) per fiscal year;

(j) non-cash Investments in joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support; and

(k) Investments in any Permitted Capped Cap Transactions.

“Subordinated Indebtedness” is indebtedness incurred by Borrower or any of its Subsidiaries subordinated to all Indebtedness of Borrower and/or its Subsidiaries to the Lenders (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Collateral Agent and the Lenders entered into between Collateral Agent, Borrower, and/or any of its Subsidiaries, and the other creditor), on terms acceptable to Collateral Agent and the Lenders. For the avoidance of doubt, any Permitted Convertible Indebtedness shall not constitute Subordinated Debt.

2.10 Section 13 (Definitions). The following defined terms are hereby added to Section 13 of the Loan Agreement in appropriate alphabetical order:

“Permitted Capped Call Transactions” means any call or capped call option transactions (or substantially equivalent derivative transactions) pursuant to which Borrower acquires options requiring the counterparty thereto to deliver to Borrower Common Stock of Borrower, the cash value of such Common Stock or a combination thereof, in each case, from time to time, upon settlement, exercise or early termination of such options, in each case, by Borrower in connection with any issuance of the Permitted Convertible Indebtedness (including, without limitation, the exercise of any over-allotment or initial purchaser’s or underwriter’s option); provided that (i) the terms, conditions and covenants of such options (or substantially equivalent derivative transactions) are customary for agreements of such type as determined by Collateral Agent and Borrower in good faith, and (ii) the aggregate purchase price for such options (or substantially equivalent derivative transactions) does not exceed fifteen percent (15.0%) of the aggregate principal amount of the related Permitted Convertible Indebtedness at the time of such purchase.

“Permitted Convertible Indebtedness” means convertible unsecured notes issued by Borrower, that are convertible into a fixed number of shares (subject to customary anti-dilution adjustments, “make-whole” increases and the other customary changes thereto) of Common Stock, cash or any combination thereof and cash in lieu of fractional shares of Common Stock; provided that the Indebtedness thereunder must satisfy each of the following conditions (and any agreements providing for such Indebtedness may only be amended, restated, supplemented or modified from time to time if each of the following conditions (i), (ii) and (v) through (viii) remains satisfied): (i) both immediately prior to and after giving effect (including pro forma effect) thereto, no Default or Event of Default shall exist or result therefrom, (ii) such Indebtedness has a stated maturity that is at least one hundred eighty (180) days after the Maturity Date and prior to that date, does not provide for or require any cash payments of principal or any other payments until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash and the Lenders’ obligation to extend Term Loans has terminated, with the exception of (A) semi-annual interest payments of up to four and one half of one percent (4.5%) per annum, (B) obligations to settle conversions, (C) redemption rights, (D) customary repayment obligations upon any acceleration related to any “Event of Default” (as defined in the indenture or other agreement governing any such convertible unsecured notes) and (E) the offer to repurchase the notes upon the occurrence of a “fundamental change”; provided, however, that Borrower’s ability to make cash payments in respect of clauses (A) through (E) are subject to the other terms of this Agreement, including Section 7.14, (iii) the Market Capitalization of Borrower as of the close of the regular trading session on the date of the public launch (but not pricing) of such Indebtedness is not less than Seven Hundred Million Dollars ($700,000,000.00), (iv) the aggregate principal amount of such Indebtedness (on a proforma basis) does not exceed twenty percent (20.0%) of the Market Capitalization of Borrower as of the close of the regular trading session on the date of the public launch (but not pricing) of such Indebtedness, (v) such Indebtedness is in an aggregate principal amount of not more than Two Hundred Fifty Million Dollars ($250,000,000.00), (vi) such Indebtedness shall be unsecured at all times, (vii) the terms, conditions and covenants of such Indebtedness must be customary for convertible Indebtedness as of such time, including with respect to the applicable interest rate, and (viii) such Indebtedness is not guaranteed by any Subsidiary of Borrower unless the Obligations are guaranteed by such Subsidiary.

“Second Amendment Effective Date” is July 28, 2025.

3. Limitation of Amendment.

3.1 The amendments set forth in Section 2 above are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right, remedy or obligation which Collateral Agent or any Lender may now have or may have in the future under or in connection with any Loan Document, as amended hereby.

3.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents are hereby ratified and confirmed and shall remain in full force and effect.

4. Representations and Warranties. To induce Collateral Agent and Required Lenders to enter into this Amendment, Borrower hereby represents and warrants to Collateral Agent and Required Lenders as follows:

4.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct in all material respects as of such date) and (b) no Event of Default has occurred and is continuing;

4.2 Borrower has the corporate power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3 The Operating Documents of Borrower delivered to Collateral Agent on the Effective Date, and updated pursuant to subsequent deliveries by or on behalf of Borrower to Collateral Agent, remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not contravene (i) any material law or regulation binding on or affecting Borrower, (ii) any material contractual restriction with a Person binding on Borrower, (iii) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (iv) the Operating Documents of Borrower;

4.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

4.6 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5. Loan Document. Borrower, Collateral Agent and Lenders agree that this Amendment shall be a Loan Document. Except as expressly set forth herein, the Loan Agreement and the other Loan Documents shall continue in full force and effect without alteration or amendment. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.

6. Release by Borrower.

6.1 FOR GOOD AND VALUABLE CONSIDERATION, Borrower hereby forever relieves, releases, and discharges Collateral Agent and each Lender and their respective present or former employees, officers, directors, agents, representatives, attorneys, and each of them, from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs and expenses, actions and causes of action, of every type, kind, nature, description or character whatsoever, whether known or unknown, suspected or unsuspected, absolute or contingent, arising out of or in any manner whatsoever connected with or related to facts, circumstances, issues, controversies or claims existing or arising from the beginning of time through and including the date of execution of this Amendment solely to the extent such claims arise out of or are in any manner whatsoever connected with or related to the Loan Documents, the Recitals hereto, any instruments, agreements or documents executed in connection with any of the foregoing or the origination, negotiation, administration, servicing and/or enforcement of any of the foregoing (collectively “Released Claims”).

6.2 By entering into this release, Borrower recognizes that no facts or representations are ever absolutely certain and it may hereafter discover facts in addition to or different from those which it presently knows or believes to be true, but that it is the intention of Borrower hereby to fully, finally and forever settle and release all matters, disputes and differences, known or unknown, suspected or unsuspected in relation to the Released Claims; accordingly, if Borrower should subsequently discover that any fact that it relied upon in entering into this release was untrue, or that any understanding of the facts was incorrect, Borrower shall not be entitled to set aside this release by reason thereof, regardless of any claim of mistake of fact or law or any other circumstances whatsoever. Borrower acknowledges that it is not relying upon and has not relied upon any representation or statement made by Collateral Agent or Lenders with respect to the facts underlying this release or with regard to any of such party’s rights or asserted rights.

6.3 This release may be pleaded as a full and complete defense and/or as a cross-complaint or counterclaim against any action, suit, or other proceeding that may be instituted, prosecuted or attempted in breach of this release. Borrower acknowledges that the release contained herein constitutes a material inducement to Collateral Agent and the Lenders to enter into this Amendment, and that Collateral Agent and the Lenders would not have done so but for Collateral Agent’s and the Lenders’ expectation that such release is valid and enforceable in all events.

7. Effectiveness. This Amendment shall be deemed effective as of the date hereof upon Collateral Agent and the Lenders’ receipt of each of the following, in form and substance acceptable to Collateral Agent and the Lenders: (a) a duly executed copy of this Amendment; (b) Borrower’s payment to Oxford of the amendment fee in the amount of Twenty-Five Thousand Dollars ($25,000.00) that is referenced in Section 2.4(h) of the Loan Agreement (as amended by this Amendment) and (c) Borrower’s payment to Collateral Agent of all Lenders’ Expenses incurred through the date of this Amendment.

8. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument. Delivery by electronic transmission (e.g. “.pdf”) of an executed counterpart of this Amendment shall be effective as a manually executed counterpart signature thereof.

9. Governing Law. This Amendment and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of New York.

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IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to Amended and Restated Loan and Security Agreement to be duly executed and delivered as of the date first set forth above.

BORROWER:

CELCUITY INC.

By	/s/ Brian F. Sullivan
Name:	Brian F. Sullivan
Title:	Chief Executive Officer

{signature pages continue}

[Signature Page to Second Amendment to A&R Loan and Security Agreement]

COLLATERAL AGENT:

INNOVATUS LIFE SCIENCES LENDING FUND I, LP

By:	/s/ Andrew Dym
Name:	Andrew Dym
Its:	Authorized Signatory

LENDERS:

INNOVATUS LIFE SCIENCES LENDING FUND I, LP

By:	/s/ Andrew Dym
Name:	Andrew Dym
Its:	Authorized Signatory

OXFORD FINANCE LLC

By:	/s/ Colette H. Featherly
Name:	Colette H. Featherly
Its:	Executive Vice President

OXFORD FINANCE FUNDING III, LLC,

OXFORD FINANCE FUNDING TRUST 2023-1,

OXFORD FINANCE FUNDING XIII, LLC,

OXFORD FINANCE FUNDING IX, LLC

By:	Oxford Finance LLC, as servicer

/s/ Colette H. Featherly
Name:	Colette H. Featherly
Its:	Executive Vice President

OXFORD FINANCE CREDIT FUND FUNDING TRUST II

By:	Oxford Finance Credit Fund II LP, as servicer
By:	Oxford Finance Advisors, LLC, as manager

/s/ Colette H. Featherly
Name:	Colette H. Featherly
Its:	Executive Vice President

OXFORD FINANCE CREDIT FUND FUNDING III, LP

By:	Oxford Finance Credit Fund III LP, as collateral manager
By:	Oxford Finance Advisors, LLC, as manager

/s/ Colette H. Featherly
Name:	Colette H. Featherly
Its:	Executive Vice President

[Signature Page to Second Amendment to A&R Loan and Security Agreement]